Exhibit 99.1

PRESS RELEASE

Company Contact:	Investor Relations Contacts:
Senesco Technologies, Inc.	Lippert/Heilshorn & Associates
Bruce Galton	Kim Sutton Golodetz
Chief Executive Officer	(kgolodetz@lhai.com)
(bgalton@senesco.com)	Anne Marie Fields
(732) 296-8400	(afields@lhai.com)
212-838-3777

SENESCO’S TECHNOLOGY INHIBITS TUMOR DEVELOPMENT AND INCREASES LONGEVITY IN MOUSE CANCER MODEL

NEW BRUNSWICK, N.J. (April 27, 2006) – Senesco Technologies, Inc. (“Senesco” or the “Company”) (AMEX: SNT) announced today the results of a study conducted in Dr. John Thompson’s laboratory at the University of Waterloo in Ontario, Canada, in which mice injected with tumor-forming B16F0 melanoma cancer cells were treated with Senesco’s proprietary gene, eIF-5A (“Factor 5A”). Tumors of adequate size formed in approximately nine days at which time treatment was initiated. Two control groups of nine mice each received placebo treatments and a test group of ten mice received Factor 5A, intratumorally, every other day. The median survival of the control mice was 7 days post-treatment, whereas, the mice that received Factor 5A treatment had a median survival of 25 days post-treatment (P< 0.001). The enhanced survival time of the Factor 5A-treated mice equates to 3.5 fold or a 250% increase compared to the control mice. Two of the Factor 5A- treated mice are still alive with one mouse in apparent complete remission. None of the control mice survived.

In addition to this enhancement of survival, the tumors in the treated mice remained smaller and grew more slowly than those in the control mice.

Dr. Thompson, the Company’s Executive Vice President of Research and Development, commented, “These data build upon our previous preclinical cancer studies and provide more evidence for Factor 5A as an anti-cancer agent. It is very heartening to see reduced tumor growth rates in the treated mice.”

Future studies may focus on optimizing delivery of Factor 5A to tumors to determine if there would be an enhancement of treatment.

About Senesco Technologies, Inc.

Senesco has initiated preclinical research to trigger or delay cell death in mammals (apoptosis) to determine if its technology is applicable in human medicine. Accelerating apoptosis may have applications to the development of cancer treatments. Delaying apoptosis may have applications to certain diseases such as glaucoma, ischemia and arthritis, among others. Senesco takes its name from the scientific term for the aging of plant cells: senescence. The Company has developed technology that regulates the onset of cell death. Delaying cell breakdown in plants extends freshness after harvesting, while increasing crop yields, plant size and resistance to environmental stress for flowers, fruits and vegetables. In addition to its human health research programs, the Company believes that its technology can be used to develop superior strains of crops without any modification other than delaying natural plant senescence. Senesco has partnered with leading-edge companies engaged in agricultural biotechnology and earns research and development fees for applying its gene-regulating platform technology to enhance its partners’ products. Senesco is headquartered in New Brunswick, N.J.

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and joint ventures; the success of the Company’s license agreements; the acceptance by the market of the Company’s products; success of the Company’s preliminary studies and preclinical research; competition and the timing of projects and trends in future operating performance, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the “SEC”). As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.